Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated September 8, 2000 on our audit of the financial statements of OrderPro Logistics, Inc. We also consent to the references to our firm under the captions "Selected Financial Data" and "Experts".

/s/ Marshall & Weber, CPA's, P.L.C.

Marshall & Weber, CPA's, P.L.C.
 successor to James C. Marshall, CPA, PC


Scottsdale, Arizona
January 11, 2001